UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 9, 2015

Mellanox Technologies, Ltd.

(Exact name of Registrant as Specified in its Charter)

Israel	001-33299	98-0233400
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Beit Mellanox

Yokneam, Israel 20692

(Address of Principal Executive Offices)

+972-4-909-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 20, 2013, a complaint was filed in the District Court of Tel Aviv, Israel (the “Israeli Court”) in the matter of Avigdor Weinberger v. Mellanox et. al. (Case No.: 39214-02-13), in which the plaintiff alleged that the  Company, the board members, the Company’s President and CEO, its former CFO and its current CFO were responsible for making misleading statements (or failing to disclose certain facts) and filings to the public, as a result of which the shares of the Company were allegedly traded at a higher price than their true value during a period commencing on April 19, 2012 and ending January 2, 2013 and, therefore, these parties were responsible for damages caused to the purchasers of the Company’s shares on the Tel Aviv Stock Exchange during this time (the “Claim”). In addition, the plaintiff filed a motion to certify the complaint as a class action.  The Company was served with the complaint on February 27, 2013.  On April 24, 2013, the Claimant and the Company filed a procedural agreement with the court to stay the Israeli Claim pending the completion of the securities class action filed against the Company in the United States (“US Action”). On April 24, 2013, the Israeli court approved this procedural agreement and stayed the Israeli proceedings.

On January 7, 2015, the plaintiff, with the consent of the Company, filed a request to withdraw the Claim (and related class action claim) against the Company and the other defendants (the “Withdrawal Petition”) after the plaintiff, in view of the dismissal of the US Action, reached the conclusion that it would be difficult for the plaintiff to prove the Claim and have the complaint approved as a class action. Neither the plaintiff nor its attorneys have received nor will receive any benefit in return for their withdrawal.

On January 8, 2015, the Israeli Court approved the Withdrawal Petition and dismissed the Claim.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 9, 2015	MELLANOX TECHNOLOGIES, LTD.

	By:	/s/ Jacob Shulman
	Name:	Jacob Shulman
	Title:	Chief Financial Officer